[EXHIBIT 99.2]
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                      CONSULTING AGREEMENT



       This Agreement is made as of February 18, 2004 between Epicus Communications Group, Inc. (the "Company"), a publicly traded company, headquartered in West Palm Beach, Florida, and Manny Shulman (the "Consultant"), of Shulman & Associates, located in Baca Raton, Florida. The Company is a "holding company" doing business primarily via its wholly owned subsidiary EPICUS, Inc., in the field of telecommunications. The Consultant has extensive experience in the in working with and developing public companies, and the Company seeks to benefit from the Consultant's expertise by retaining the Consultant as a consultant. The Consultant wishes to perform consulting services the Company. Accordingly, the Company and the Consultant agree as follows:

1.  Services.

       (a) The Consultant shall provide consulting services to the Company with respect to matters related to all aspects of the business of the company. The Consultant shall be engaged by the Company as a consultant for the exchange of ideas and to conduct research for, and on behalf of, the Company. These areas of consultancy may include but are not limited to: (i) serving on the Company's various advisory committees, and attending their planning meetings; (ii) providing advice regarding the Company's public image, product lines, and the general direction of its merger and acquisitions program; (iii) assist in the evaluation of the Company's advertising and marketing programs and personnel. (iv) generally advising the Company in its efforts to produce, develop, and market its public image.
       (b) Upon request by the Company, and at times mutually agreed upon by the Company and the Consultant, the Consultant shall devote up to 20 days a month to providing consulting services to the Company pursuant to this Agreement.
     (c) The Company acknowledges that the Consultant is not employee of the Company, but is nonetheless subject to the Company's policies regarding legal issues, ethics, conflicts of interest and intellectual property.

2.  Compensation.

As full consideration for the consulting services provided by the Consultant for the term of this agreement, the Consultant will receive 18,000,000 options to purchase an equivalent number of shares of Epicus Communications Group's Common Stock at an exercise price of $.02 per share Said options will expire one year from the date of the execution of this agreement.

(a) Consultant agrees that at no point in time will he exercise a sufficient number of options that would result in the
Consultant holding directly or indirectly more that 4.9% of the Company's issued and outstanding stock. Indirect holdings for this purpose include without limitation any of the Company's securities issued or issuable to members of the Consultant's immediate family.


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(b)   In  addition  to the foregoing amount,  the  Company  shall promptly reimburse the Consultant for all reasonable expenses incurred by the Consultant in providing consulting services under this Agreement.

3.  Competition.

     The Consultant represents to the Company that the Consultant does not have any agreement to provide consulting services to any other party, firm, or company in the telecommunications industry on matters relating to the industry, and will not enter into any such agreement during the term of this Agreement.

4.  Confidentiality.

  (a) The Consultant may disclose to the Company any information that the Consultant would acquired under any legal circumstances. However, the Consultant shall not disclose to the Company information that is proprietary to the company or its subsidiaries and is not generally available to the public other than through normal publication procedures.
       (b) In providing consulting services to the Company pursuant to this Agreement, the Consultant may acquire information that pertains to the Company's products, processes, equipment, programs, developments, or plans and that is both (i) disclosed or made known by the Company to the Consultant and (ii) identified as "proprietary" by the Company at any time ("Proprietary Information"). The Consultant agrees not to disclose any Proprietary Information to third parties or to use any Proprietary Information for any purpose other than performance of consulting services pursuant to this Agreement, without the prior written consent of the Company.
      (c) Proprietary Information subject to paragraph 4(b) does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order. In addition, Proprietary Information subject to paragraph 4(b) does not include information generated by the Consultant, alone or with others, unless the information is generated solely as a direct result of the performance of consulting services under this Agreement.

5.  Return of Materials.

     The Consultant agrees to promptly return, following the termination of this Agreement or upon earlier request by the Company, all documentation written and/or electronically recorded and distributed by the Company to the Consultant or written by the Consultant on behalf of the Company and (i) all information supplied by the Company in conjunction with the Consultant's consulting services under this Agreement, or (ii) information generated by the Consultant in the performance of consulting services under this Agreement.

6.  Intellectual Property.

     (a)  Subject  to  the terms of paragraph  6(b),  below,  the
Consultant  hereby assigns to the Company any right,  title,  and
interest   [he/she]   may  have  in  any  invention,   discovery,


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improvement, or other intellectual property which the Consultant, alone  or  with  others, develops solely as a  direct  result  of
performing  consulting  services  for  the  Company  under   this
Agreement.   Any intellectual property assignable to the  Company
pursuant to the preceding sentence is hereinafter referred to as "Company Intellectual Property". Upon the request of the Company, the Consultant shall execute such further assignments, documents, and other instruments as may be necessary to assign Company Intellectual Property to the Company and to assist the Company in applying for, obtaining and enforcing copyrights, patents or other rights in the United States and in any foreign country with respect to any Company Intellectual Property. The Company will bear the cost of preparation of all patent or other applications and assignments, and the cost of obtaining and enforcing all patents and other rights to Company Intellectual Property.

7.  Term and Termination.

     (a) Unless terminated earlier under paragraph 8(b), below, this Agreement shall be for a term of six (6) months from the date of execution.
      (b) Without limiting any rights which either party to this Agreement may have by reason of any default by the other party, each party reserves the right to terminate this Agreement at its convenience by written notice given to the other party. Such termination shall be effective upon the date not earlier than 30 days following the date of such notice as shall be specified in said notice.
     (c) Termination of this Agreement shall not affect (i) the Company's obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under
paragraph   2,   above,  or  (ii)  the  Consultant's   continuing
obligations to the Company under paragraphs 4(b) and 6(a), above.

8.  Miscellaneous.

     (a) This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be; provided, however, the obligations hereunder of each party to the other are personal and may not be assigned without the express written consent of such other party.
     (b) The relationship created by this Agreement shall be that of independent contractor, and the Consultant shall have no authority to bind or act as agent for the Company or its employees for any purpose. The Company is not responsible for payment of any taxes attributable to the remuneration to the Consultant by the Company for the consulting services provided for in this agreement.
     (c) The Company may use the Consultant's name, and in doing so may cite the Consultant's relationship to the Company, so long as any such usage (i) is limited to reporting factual events or occurrences, and (ii) is made in a manner that unless given written consent by the Consultant, could not reasonably constitute an endorsement of the Company or of any Company program, product or service. The Company may use the Consultant's name any press release, or quote the Consultant in any company materials, or otherwise use the Consultant's name in reporting any factual events or occurrences.


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     (d)   Notice given by one party to the other hereunder shall
be in writing and deemed to have been properly given or paid if deposited with the United States Postal Service, registered or certified mail, addressed as follows:

Epicus Communications Group, Inc.
1750 Osceola Drive #2
West Palm Beach, Florida 33409

Shulman & Associates
2200 NW Corporate Blvd. - Suite 309
Boca Raton, Florida 33431

      (e) This Agreement supersedes all previous agreements and discussions relating to the subject matters hereof and constitutes the entire agreement between the Company and the Consultant with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or other representative of the Company, or by any written documents unless it is signed by an officer of the Company and by the Consultant. The Company and the Consultant acknowledge and agree that any amendment of this Agreement
(including, without limitation, any extension of this Agreement or any change from the terms of paragraph 2 in the consideration to be provided to the Consultant with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to the Consultant's consulting services for the Company is subject to the approval of the Company's Board of Directors.
     (f) If any provision of this Agreement is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, such provision shall be severed and the remaining provisions shall continue in full force and effect.
     (g) The Consultant and the Company acknowledge that (i) the Consultant is entering into this Agreement in [his/her]
individual capacity and not as an employee or agent of the Company.
     (h) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any dispute as to this Agreement shall be submitted to the American Arbitration Association in accordance with the rules applicable in Palm Beach County, Florida. The Parties hereto consent to jurisdiction in Florida for all purposes. A Judgment based upon the award rendered by the arbitrators may be entered in any court having jurisdiction, including reasonable attorney fees to the party prevailing in such Arbitration, and incurred in a special proceeding to obtain entry of such Judgment. The Parties hereto agree to go to Mediation prior to Arbitration to resolve any dispute.

             IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.

For:  Epicus Communications Group, Inc.

By:_______________________________         ______________________
      Gerard Haryman, President                     Date

For:  Consultant

By:_______________________________         ______________________
       Many Shulman, Consultant                     Date


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